Exhibit 99.2

ING U.S., Inc.

Offer to Exchange

up to $400,000,000 principal amount of our 5.7% Senior Notes due 2043 registered under the Securities Act of 1933, for an equivalent principal amount of outstanding unregistered 5.7% Senior Notes due 2043.

To DTC Participants:

We are enclosing herewith the materials listed below relating to the offer (the “Exchange Offer”) by ING U.S., Inc., a Delaware corporation (the “Issuer”) to exchange up to $400,000,000 aggregate principal amount of the Issuer’s 5.7% Senior Notes due 2043 (the “New Notes”), which have been registered under the Securities Act of 1933, as amended (the “Securities Act”), for an equivalent principal amount of the Issuer’s outstanding 5.7% Senior Notes due 2043 (the “Old Notes”), upon the terms and subject to the conditions set forth in the prospectus dated                    , 2013 and the related Letter of Transmittal.

The Issuer and Lion Connecticut Holdings Inc. (“Lion Holdings”) have filed a registration statement, which became effective under the Securities Act on                    , 2013, to register the New Notes under the Securities Act.

Enclosed herewith are copies of the following documents:

1.	Prospectus dated , 2013;

2.	Letter of Transmittal;

3.	Instructions to Registered Holder from Beneficial Owners; and

4.	Letter to Clients, which may be sent to your clients for whose account you hold Old Notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client’s instruction with regard to the Exchange Offer.

WE URGE YOU TO CONTACT YOUR CLIENTS PROMPTLY. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON                    , 2013 UNLESS EXTENDED BY THE ISSUER.

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of any or all Old Notes being tendered.

Pursuant to the Letter of Transmittal, each tendering holder of Old Notes (a “Holder”) will represent to the Issuer that (i) the New Notes to be acquired pursuant to the Exchange Offer will be acquired in the ordinary course of business of the person acquiring the New Notes, whether or not such person is the Holder, (ii) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer (if not a broker-dealer referred to in the last sentence of this paragraph) is participating or intends to participate in the distribution of the New Notes and none of them have any arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer acknowledge and agree that any broker-dealer or any person participating in the Exchange Offer for the purpose of distributing the New Notes (x) must comply with the registration and prospectus delivery requirements of the Securities Act, in connection with a secondary resale transaction of the New Notes acquired by such person and (y) cannot rely on the position of the staff of the Securities and Exchange Commission (the “Commission”) set forth in the Exxon

Capital Holdings Corporation no-action letter (available May 13, 1988) and the Morgan Stanley and Co., Inc. no-action letter (available June 5, 1991), as interpreted in the Commission’s no-action letter to Shearman & Sterling dated July 2, 1993, and similar no-action letters, (iv) the Holder and each person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer understand that a secondary resale transaction described in clause (iii) above should be covered by an effective registration statement, (v) neither the Holder nor any person receiving any New Notes directly or indirectly from the Holder pursuant to the Exchange Offer is an “affiliate” of the Issuer, as defined under Rule 405 under the Securities Act, or if it is such an “affiliate”, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, and (vi) the Holder is not acting on behalf of any person who could not truthfully and completely make the representations contained in the forgoing subclauses (i) through (v). If the Holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market making or other trading activities, it acknowledges that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes received in respect of such Old Notes pursuant to the Exchange Offer; however, by so acknowledging and by delivering a prospectus, the Holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

The enclosed Instruction to Registered Holder from Beneficial Owner contains an authorization by beneficial owner of Old Notes held by you to make the foregoing representations and warranties on behalf of such beneficial owner.

The Issuer will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent for the Exchange Offer) in connection with the solicitation of tenders of Old Notes pursuant to the Exchange Offer. The Issuer will pay all transfer taxes, if any, applicable to the transfer and exchange of Old Notes pursuant to the Exchange Offer, except as otherwise provided in Instruction 7 of the enclosed Letter of Transmittal.

Any inquiries you may have relating to the procedure for tendering or withdrawing tenders may be addressed to, and additional copies of the enclosed materials may be obtained from, the Exchange Agent at:

U.S. Bank National Association

By Telephone: (800) 934-6802

By Facsimile: (615) 466-7372

All other questions regarding the Exchange Offer should be addressed to Investor Relations at the Issuer at telephone number (212) 309-8200.

Very truly yours,

ING U.S., INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE ISSUER, LION HOLDINGS OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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